Putnam Absolute Return 700

10/31/15 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:




72DD1 Class A	 4,757
      Class B	   215
      Class C	 1,330
      Class M  	    55

72DD2 Class R	    23
      Class R6	   122
      Class Y	10,035

73A1 Class A   $0.186
     Class B    0.095
     Class C    0.102
     Class M    0.132


73A2 Class R    0.158
     Class R5   0.224
     Class R6   0.230
     Class Y    0.222


74U1	Class A   34,103
	Class B    2,541
	Class C   17,327
	Class M      584

74U2	Class R      127
     Class R5       1
     Class R6     658
     Class Y   60,593

74V1	Class A   12.45
	Class B   12.16
     Class C   12.16
	Class M   12.25

74V2	Class R    12.31
     Class R5   12.51
     Class R6   12.51
     Class Y    12.47



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.